Postbus 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 2 June 2006
Mittal Steel Company N.V. Hofplein 20, 15th floor 3032 AC Rotterdam The Netherlands

Ladies and Gentlemen,

This opinion letter is rendered to you in order to be filed as an exhibit to a registration statement on Form F-4 (Registration No.333-132642) as filed with the U.S. Securities and Exchange Commission on 22 May 2006 (the “Form F-4”).

We have acted as your legal counsel as to Netherlands law in connection with the issuance of a maximum number of 686,450,001 class A common shares in the share capital of Mittal Steel Company N.V. with a nominal value of EUR 0.01 each (the “Issued Shares”) by Mittal Steel Company N.V., a public company with limited liability (naamloze vennootschap), organised under the laws of the Netherlands (“Mittal Steel”). The Issued Shares will be issued to holders of shares and of convertible bonds of Arcelor S.A. (the “Arcelor Shareholders and Convertible Bondholders”) in connection with (i) the offer to be made by Mittal Steel to acquire Arcelor shares and convertible bonds held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended) and all Arcelor ADSs irrespective of the residence of the holder thereof, made pursuant to a prospectus contained in the Form F-4 (the “U.S. Offer”), and (ii) the offer made or to be made by Mittal Steel to acquire Arcelor shares and convertible bonds to all holders of Arcelor shares and convertible bonds who are located in Belgium, France, Luxembourg and Spain and to holders of Arcelor shares and convertible bonds who are located outside of Belgium, France, Luxembourg, Spain, Japan, The Netherlands and the United States to the extent that such holders may participate in the European offer pursuant to the local laws and regulations (the “European Offer”, together with the U.S. Offer, the “Offer”).

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

Amsterdam, 2 June 2006

This opinion letter is addressed to you and may be provided to the Arcelor securityholders. It may only be relied upon in connection with the U.S. Offer. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

In rendering the opinion expressed herein, we have exclusively reviewed and we have relied upon the following documents: (i) a copy of the prospectus approved by and filed with the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) on 16 May 2006 relating to the Issued Shares including the supplement to it approved on 31 May 2006 (the “Prospectus”), (ii) a copy of the information document relating to the European Offer to all holders of Arcelor shares and convertible bonds who are located in Belgium, as such document is approved by and filed with the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financière et des assurances/Commissie voor het bank-, financie- en assurantiewezen) dated 16 May, 2006 including the supplement to it approved on 31 May 2006 (the “Information Document”), (iii) a fax copy of the deed of incorporation of Mittal Steel dated 27 May 1997 (the “Deed of Incorporation”), (iv) an authentic copy of the current articles of association of Mittal Steel as amended on 21 June 2005 (the “Articles of Association”), (v) a copy of the certified extract from the Rotterdam Chamber of Commerce Commercial Register relating to Mittal Steel dated 18 May, 2006 (the “Extract”), and (vi) a copy of the Form F-4, which documents we deem necessary and appropriate to review and consider in rendering the opinion expressed herein. We have relied on the correctness and completeness of the representations made by Mittal Steel in the Prospectus, the Information Document and the Form F-4 as to factual matters and assumed that the Prospectus, the Information Document and the Form F-4 have not been amended or revoked. We have not assessed the economic merits and consequences of the transactions contemplated by the Prospectus, the Information Document and the Form F-4.

This opinion letter sets out our opinion as at today’s date on certain matters of the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be (“Netherlands Law”) and the opinion and statements expressed in this opinion letter are limited in all respects to, and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or EU competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today’s date.

Amsterdam, 2 June 2006

In this opinion letter, Netherlands legal concepts are expressed in English terms and not in their original Netherlands terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. For the purposes of this opinion letter, we have assumed that:

a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	prior to the issuance of the Issued Shares, the Offer and the transactions contemplated by it will have been approved by an extraordinary general meeting of shareholders of Mittal Steel pursuant to article 2:107a of the Dutch Civil Code (the “EGM”) as contemplated by a shareholders’ circular, a proxy statement and a notice to be sent out in connection with the EGM and the authority of the managing board of Mittal Steel to issue class A common shares and/or to grant rights to subscribe for class A common shares in connection with the Offer will have been granted by the EGM until the annual general meeting of shareholders of Mittal Steel to be held in 2007;

c.	the resolutions of the managing board of Mittal Steel and the document or documents containing the resolutions to be made by the EGM with respect to the transactions contemplated by the Prospectus, the Information Document and the Form F-4, and the issuance of the Issued Shares (the “Resolutions”) will be validly signed, will be in full force and effect, and will correctly reflect the resolutions stated in the Resolutions and the statements made in the Resolutions will be complete and correct;

Amsterdam, 2 June 2006

d.	simultaneously with or after the issuance of the Issued Shares, the contribution, including the transfer of the Arcelor shares and the Arcelor convertible bonds to Mittal Steel, will be made; and

e.	the contribution, consisting of the Arcelor shares and the Arcelor convertible bonds, at least equals the payment obligation of EUR 0.10 per Issued Share to be made on the Issued Shares.

Based upon and subject to the foregoing and subject to the qualification set forth herein and to any matters, documents or events not disclosed to us, we express the following opinion:

Subject to the assumptions above and after the due execution of one or more deeds of issue relating to the Issued Shares (the “Deeds of Issue “) by Mittal Steel and certain other parties, if any, and the Deeds of Issue being in full force and effect, the Issued Shares, when exchanged for Arcelor securities in the Offer, will have been validly issued by Mittal Steel in accordance with Netherlands Law and the Articles of Association and the Issued Shares will be fully paid and non-assessable.

The opinion expressed above is subject to the following qualification:

The concept of non-assessable does not exist with respect to shares in a Netherlands public company with limited liability (naamloze vennootschap), however under Netherlands law no holder of shares in a Netherlands public company with limited liability will, by reason of being such a holder alone, be subject to personal liability, after such shares have been fully paid up.

We consent to the filing of this opinion as an exhibit to the Form F-4 and further consent to the reference to our firm in the Form F-4 under the captions “Validity of Securities” and “Service of Process and Enforceability of Civil Liabilities”.

Yours faithfully,

/s/: NAUTADUTILH N.V.

NautaDutilh N.V.

/s/ PZ